Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PETROQUEST ENERGY, INC.
     PetroQuest Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
     FIRST: That at a meeting of the Board of Directors of the Corporation on January 21, 2008, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
     NOW, THEREFORE, BE IT RESOLVED, that the introductory paragraph of Article IV of the Corporation’ Certificate of Incorporation be amended and restated in its entirety as follows:
     “The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of: (i) 150,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine. Each share of Common Stock shall be entitled to one vote.”
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the holders of a majority of the shares of issued and outstanding common stock, par value $.001 per share, of the Corporation voted in favor of the foregoing amendment.
     THIRD: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the stockholders of the Corporation on May 14, 2008, pursuant to the applicable provisions of Section 242 of the DGCL.
     IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 14th day of May, 2008.

PETROQUEST ENERGY, INC.
By:	/s/ Daniel G. Fournerat, Secretary
Daniel G. Fournerat, Secretary